REPORT MODERNIZATION ADDENDUM

to Administration, Bookkeeping and Pricing Services Agreement

This Report Modernization Addendum (this “Addendum”) to the Administration, Bookkeeping and Pricing Services Agreement, is dated as of May 14, 2018 and entered into by and between CORTINA FUNDS, INC., organized as a corporation under the laws of the state of Wisconsin (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS have previously entered into an Administration, Bookkeeping and Pricing Services Agreement, dated as of September 12, 2011 and as amended, restated or supplemented from time to time, (the “Agreement”), pursuant to which ALPS provides the Trust with certain administrative, bookkeeping and pricing services; and

WHEREAS, the Trust and ALPS wish to supplement the Agreement to provide for additional services to be performed by ALPS and to set forth the fees for those additional services.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Services. ALPS will provide the Trust with the additional services (the “Additional Services”) described in Appendix I, attached hereto. Except as otherwise set forth herein, the provision of the Additional Services and duties of each party in connection therewith will be governed under the terms and conditions of the Agreement.

2.	Compensation. There shall be no additional consideration required for the Additional Services performed under this Addendum. This shall not effect in any way existing terms and condition with respect to Fees, as further described in Section 2(a) of the Agreement, or any amendment or supplement to the Agreement.

3.	Terms Applicable to the Additional Services. As applicable to the Additional Services provided under this Addendum, the parties are further subject to the additional terms and conditions set forth in the Appendix III, attached hereto.

4.	Term, Termination and Modification. This Addendum shall become effective as of the date first written above and shall continue thereafter until the termination of the Agreement. This Addendum cannot be modified except by a written agreement signed by both parties. Survival. The provisions of Sections 3 of this Addendum shall survive termination of the Agreement and/or this Addendum.

5.	Miscellaneous. Except to the extent expressly amended or supplemented hereby, the provisions of the Agreement remain in full force and effect. All capitalized terms used in this Addendum and not defined herein shall have the meaning ascribed to them in the Agreement. This Addendum may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.	Governing Law. The provisions of this Addendum shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

CORTINA FUNDS, INC.

By:	/s/ Lori Hoch
Name:	Lori Hoch
Title:	Secretary

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX II

Compensation

Fees for the Additional Services:

No additional fees are charged for the Additional Services.

Third Party Expenses:

All third party expenses incurred in providing the Additional Services will be billed to the Trust, including, but not limited to, expenses related to security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party suppliers. For third party suppliers from which the Trust receives services as part of an existing ALPS relationship or agreement, the Trust will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Trust as incurred.

APPENDIX III

Additional Terms

In addition to the terms and conditions of the Agreement, the following terms and conditions apply to the provision of the Additional Services under this Addendum:

1.	Provision of Services.

i.	ALPS may engage persons or organizations (referred to as a “supplier”) to assist in the provision of, or to perform any of its duties of providing the Additional Services; provided that, in such event, ALPS shall not be relieved of any of its obligations otherwise applicable under the Agreement and Addendum. All uses of the term “supplier” in Section 2 of this Appendix III shall include any third party otherwise selected by the Trust, if applicable.

2.	Use of Data; No Warranty; Termination of Rights.

ii.	As part of the provision of the Additional Services, ALPS may provide valuation information and other data or evaluations to the Trust (collectively, the “Data”) that may be supplied by ALPS or one of its suppliers, or a supplier selected by the Trust. Any Data being provided to the Trust by ALPS or its suppliers pursuant hereto are being supplied to the Trust for the sole purpose of completion of the Additional Services. The Trust may use the Data only for purposes necessary for the Additional Services described in this Addendum. The Trust does not have any license nor right to use the Data for purposes beyond the Additional Services described in this Addendum including, but not limited to, resale to other users or use to create any type of historical database. Data cannot be passed to or shared with any other non-affiliated entity.

The Trust acknowledges the proprietary rights that ALPS and its suppliers have in the Data.

iii.	ALPS and its suppliers shall have no liability to the Trust, or a third party, for errors, omissions or malfunctions in the Data or related services, other than the obligation of ALPS to endeavor, upon receipt of notice from the Trust, to correct a malfunction, error, or omission in any Data or related services.

iv.	Trust acknowledges that the Data and related services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities, in connection to the Additional Services. Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data and related services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

v.	Trust shall indemnify ALPS and its suppliers against and hold ALPS harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against ALPS or its suppliers by a third party arising out of or related to the accuracy or completeness of any Data or related services received by the Trust, or any data, information, service, report, analysis or publication derived therefrom. Neither ALPS or its suppliers shall be liable for any claim or demand against the Trust by a third party.

vi.	ALPS and its suppliers, nor the Trust shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

vii.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, ALPS AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

APPENDIX I

Additional Services

The following Additional Services are to be performed by ALPS for the compensation noted in Appendix II.

Fund Administration

•	Coordinate the preparation and filing of Forms N-CEN with the Securities and Exchange Commission

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by ALPS.